Exhibit 99.1

Company:	Newell Brands

Conference Title:	Newell Brands Q3 2018 Earnings Call

Conference ID:	5106387

Moderator:	Sofya Tsinis

Date:	November 2, 2018

Operator: The conference is now being recorded.

Operator: Ladies and gentlemen good morning and welcome to Newell Brands’ Third Quarter 2018 Earnings conference call. At this time, all participants are in a listen only mode. After a brief discussion by management, we will open the call for questions. In order to stay within the time scheduled for the call, please limit yourself to one question during the Q&A section.

As a reminder, today’s conference is being recorded. A live webcast of this call is available at newellbrands.com on the Investor Relations home page under Events and Presentations. A slide presentation is also available for download. I will now turn the conference call over to Ms. Nancy O’Donnell, Senior Vice President of Investor Relations. Ms. O’Donnell, you may begin ma’am.

Nancy O’Donnell: Thank you. Hello, everybody. Thanks for joining us. With me on the call today are Michael Polk, Newell Brands’ President and Chief Executive Officer, and Ralph Nicoletti, our Chief Financial Officer.

During our call we will be making statements that are forward-looking in nature. These statements are only predictions. Actual results may differ materially due to risks and uncertainties.

And I point you to our press release and SEC filings which discuss these risks. We undertake no obligation to disseminate any updates to these statements.

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I’d also like to remind you that during the call we will discuss certain non-GAAP financial measures. These non-GAAP measures should not be considered a replacement for and should be read together with GAAP results.

Please refer to the Investor Relations Section of our web site and our Earnings Release for GAAP to non-GAAP reconciliations.

Thank you. And now I’ll turn it over to Mike.

Michael Polk: Thanks, Nancy. Good morning, everyone, and thanks for joining the call.

Today I’ll address our third quarter results as well as the progress we’re making on our accelerated transformation plan. Ralph will then provide a detailed review of our financial performance and I will address our Fourth Quarter Outlook before opening it up for your questions.

Over the last few quarters we’ve had to confront several significant external factors including the Toys “R” Us bankruptcy, changes in the writing retailer landscape, the U.S. trade conflict and emergence of tariffs as well as FX headwinds.

Our team has been working hard to address these challenges head-on. And in the third quarter we’ve made good progress.

As a reminder, we’re focused on five core areas. First, returning the business to a consistent pattern of delivery. This means setting appropriate milestones and delivering against them. Making our numbers quarter-by-quarter.

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Second, we’re working hard to optimize our cost structure by delivering on our ongoing savings programs and extracting the retained costs related to the divestitures we will and have made as we transform our portfolio.

Third, we’re focused on increasing cash flow by driving profitable growth making meaningful progress on working capital and reducing the complexity across our business.

Fourth, we are reshaping and focusing the portfolio on our most attractive consumer businesses executing the divestitures and using the proceeds to de-lever and repurchase shares.

And fifth, we are repositioning the organization for more consistent and sustained operating performance, restructuring division and function designs while simultaneously strengthening and upgrading talent.

In the third quarter we made progress in all five of these areas. Specifically we delivered sequential improvement in core sales growth in all segments in all regions with writing returning to growth and e-Commerce excluding the absence of Toys “R” Us U.S. Baby Registry growing double digits.

We delivered 13% normalized operating margins exceeding our expectations in year ago performance despite increased inflation, the July round of tariffs and the negative impact of foreign exchange.

Pricing and productivity were positive contributors in the quarter and we made substantial progress on overheads through efforts to right size the organization.

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We delivered over $570 million of operating cash flow, an increase of $389 million versus prior year as a result of good progress on inventories and on payables as efforts to renegotiate payment terms on sourced finished goods have begun to take effect.

And we completed the divestiture of Rawlings and Waddington late in the second quarter and Goody this quarter generating $2.6 billion in after tax proceeds.

In that context we paid down nearly $900 million in debt exiting the quarter with net debt down $2.5 billion versus prior year. We completed a tender offer for another $1 billion debt in October. And we passed back over $600 million to shareholders in the form of dividends and share repurchases. Our share count in the third quarter was about 4% lower than year ago.

As for the remaining noncore businesses we’re well on – along on the sales process for several with others beginning to take shape. We’re on track to deliver about $10 billion in after tax proceeds through these divestitures and we’ll use the proceeds coupled with our operating cash flow after investment in the business to continue to de-lever and also buy back shares at very attractive prices.

On our fifth priority over the last two quarters we’ve taken steps to right size our organization actioning change in several functions including IT, marketing, R&D, design and e-Commerce. We’ve made the difficult but necessary decision to restructure and those actions have contributed to our professional headcount on the continuing businesses being down by about 10% compared to where we stood at the beginning of the year.

We are laser focused on strengthening the operational performance and financial flexibility of the company. While we know we have much more work to do, third quarter was one of sequential progress. We will continue to execute with a sense of urgency and repositioning Newell Brands for sustainable growth.

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And in the quarters to come we will turn the page on this challenging chapter in our history.

Let me pass the call to Ralph to walk through a more in-depth review of our financial results. And then I’ll return to provide a perspective on the balance of the year.

Ralph.

Ralph Nicoletti: Thanks, Mike, and good morning, everyone. As I go through the financial results please note that the discussion of the income statement metrics reflects our continuing operations. I’ll remind you that under GAAP all overhead costs and interest expense not directly related to discontinued operations are allocated to continuing operations which burdens margins and profitability in both 2018 and restated 2017 results. The company is implementing action plans to fully offset retained costs over time.

Reported net sales from continuing operations of $2.3 billion declined 7.7% versus last year due to lower core sales, a roughly 140 basis point headwind from foreign exchange as well as the impact from the adoption of the 2018 revenue recognition standards.

Core sales from continuing operations contracted 4% year-over-year in Q3 which represents good sequential improvement from Q2’s minus 10% but were slightly below our expectations. The areas that came in short of our expectations were in the Appliances business and Home Fragrance in EMEA while writing came in better than plan.

Reported gross margin increased 80 basis points versus last year to 35.9% as the benefit from productivity, pricing and the positive impact of the new revenue recognition standard more than offset inflationary pressures and other manufacturing costs related to inventory reduction.

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Normalized gross margin declined 10 basis points year-over-year to 35.7%. Reported SG&A expense of $576 million represented 25.3% of sales versus 27.9% in the year ago period with restructuring and integration costs moving down significantly year-over-year. Normalized SG&A expense of $517 million or 22.7% of sales was slightly favorable to the 22.9% in the year ago period.

In the third quarter the company recorded an $8.1 billion noncash impairment charge from continuing operations largely attributable to the significant decline in the company’s market cap during the third quarter. The impairment test which we formally conduct annually in the third quarter is based on a sum of the parts valuation but is capped at the fair value of the company defined as the enterprise value at a reasonable control premium.

Given the significant pressure on Newell Brands’ shares in the recent months the majority of the impairment was driven by the reduction in the market cap with the remainder attributable to a change in cash flow projections from what was assumed in the impairment test that we performed last year.

Largely due to this noncash charge the company reported an operating loss of $7.9 billion. Normalized operating income was $296 million compared with $319 million in the prior year. Normalized operating margin came in at 13% up 10 basis points versus last year. We remain on track to deliver normalized operating margins in the 12% to 12.4% range for the back half of this year with a sequential stepdown in Q4 margins as we plan to increase A&P spending to drive consumption.

Net interest expense was $106 million down from $116 million in the year ago period as we have reduced our net debt balance by $2.5 billion year-over-year. Based on the deleveraging actions we have taken thus far including the recent tender, we now expect Full Year 2018 interest expense of approximately $445 million.

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This quarter’s tax benefit of $1.2 billion exceeded the year ago benefit of $131 million primarily due to the tax benefits associated with the impairment charge and the integration of certain legal entities. The normalized tax benefit of $69 million compares to last year’s benefit of $61 million. We now expect the full year normalized tax rate for continuing operations to be a benefit in the mid-30s range.

Reported net loss from discontinued operations of $317 million included $517 million in impairment charges related to assets held for sale and compared to net income of $123 million last year. Normalized net income from discontinued operations was $129 million as compared to $156 million in the year ago period with the year-over-year comparison reflecting the loss of income from the businesses that have been divested in 2018 which include Waddington, Team Sports and Goody.

We ended the quarter with 471 million diluted weighted average shares outstanding as we repurchased approximately 19 million shares during the quarter. For 2018 we expect a weighted average diluted share count of approximately 480 million shares and a fourth quarter weighted average share count of approximately 470 million.

Reported diluted loss per share for the company was $15.10 as compared to reported diluted earnings per share of 48 cents in the year ago quarter. Reported diluted loss per share from continuing and discontinued operations was $14.43 and 67 cents respectively.

Normalized diluted earnings per share were 81 cents as compared to 86 cents in the prior year. Normalized diluted earnings per share from continuing operations were 54 cents, same as last year as the decline in sales was offset by overhead reductions, interest savings and taxes. Normalized diluted earnings per share from the discontinued operations were 27 cents compared with 32 cents in the previous year.

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Now turning to our segment results, net sales for Food and Appliances were $722 million, a decline of 11.4% versus the prior year. Core sales were down 5.9% reflecting weakness in Appliances due to continued competitive challenges in the U.S.

The Home and Outdoor Living Segment delivered net sales of $727 million, down 6.8% year-over-year with core sales down 5.9%, largely driven by distribution losses on Coleman in the U.S. and weaknesses in Home Fragrance in EMEA and Yankee retail stores.

Our Connected Home and Security business grew double digits. The Learning and Development segment posted net sales of $829 million, which represents a 3.9% decline year over year. Core sales were down a half a point. Our writing business grew year over year and a significant sequential improvement. Baby also improved sequentially but was down year over year reflecting the hangover impact from consumer purchases that were accelerated into Q2 to take advantage of the liquidation sales at Babies“R”Us.

Operating cash flow for the quarter came in at $572 million versus $183 million last year with the year over year improvement reflecting favorable working capital movements as well as a reduction in restructuring and integration cost and cash taxes. We’re on track with our deleveraging plans and repaid almost $900 million of debt during the quarter comprising the term loan, commercial paper and the October maturity. In October we launched a tender offer for $1 billion of additional debt which is substantially complete as of today.

During the third quarter we’ve returned approximately $620 million to shareholders through share repurchases and dividends. We continue to make progress on the divestiture front as we closed on the sale of Goody in the quarter. The other divestiture processes are advancing and will provide us with additional capital deployment opportunities in the coming months. I’ll now turn the call back to Mike.

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Michael Polk: Thanks, Ralph, and looking to the balance of 2018 we expect consumer macros to remain generally healthy and our retail landscape to continue to stabilize. On Baby we’ve now come through the two most difficult quarters related to the Toys “R” Us bankruptcy. Year to date our sales to TRU are roughly $120 million lower than a year ago with about $55 million of that about impacting the third quarter. While we have two more quarters to go until our Baby business fully laps TRU’s bankruptcy we’ve made good progress shifting share to other retailers particularly in the large baby care categories of toddler car seats and strollers. Baby has been one of our strongest performing businesses over the last five years and we expect once we lap the transitory issue associated with TRU the baby business will return to its brand and innovation led value creation track record.

On Writing our choice to accelerate the retailer trade inventory reset into the first half of 2018 has put a significant portion of the associated headwinds behind us. This is particularly true in the traditional distributor trade. We experienced a solid back to school despite spending less than we did a year ago with Writing returning to growth in the quarter. We expect that trend to continue.

While retailer driven changes will likely continue to emerge we do not envision any near term challenges of the magnitude we’ve had to deal with. Recent news regarding Sears and Kmart does not pose an issue for Newell Brands.

For the balance of the year we expect core sales growth in our continuing businesses to improve sequentially in all segments. The improvement in core sales growth should be driven by the highest level of advertising and promotion spending this year in support of e-commerce activation, holiday merchandising, and new innovations like our premium line of Calphalon appliances featuring all of the durable construction and craftsmanship that Calphalon cookware is known for along with a sleek modern finish and premium functionality.

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And our Oster hand mixer with HeatSoft technology that gently softens cold butter to room temperature 12 times faster resulting in lighter and creamier batters. In Graco’s new Sense2Sooth swing with cry detection technology that has eight different motions that mimic how mom and dad naturally move and an audio system that detects cries automatically adjusting the swing settings to the combination the best soothes baby. And the Yankee Candle Elevations with a platform lid which boasts a newly designed tapered glass silhouette and dual-purpose lid that acts as a platform for the candle while it burns.

And new OneLink Safe & Sound from First Alert a transformative innovation that combines intelligent protection from smoke and carbon monoxide with superior audio capability that serves as your home speaker system and intercom compatibility with your main connected home platforms and built in virtual assistants. This new innovation turned your smoke detector into a two-way communication device that keeps you connected through the entire home. These are just a few of the new innovations that are flowing to market as a result of the brand development and design work completed over the last 18 to 24 months.

With the expected sequential improvement of core sales in the fourth quarter we’ve reaffirmed our full year net sales guidance between $8.7 billion and $9 billion. With respect to margins we’re making steady progress dealing with increased inflation, tariffs and FX, through our ongoing cost and productivity programs and our tariff mitigation efforts. There have been two rounds of tariffs implemented in the third quarter with another step up in certain categories expected in January 2019.

Through the summer we’ve enacted several mitigation efforts such as repatriating production into our US manufacturing locations where it makes sense, renegotiating our sourcing contracts when possible, off shoring production outside of China where possible and negotiating with the USTR office for tariff exceptions. Where we cannot mitigate the tariff we are working with our retail partners to offset the tariff through pricing. These customer conversations have been pretty constructive as our own retail partners deal with the same challenges on their own brands that we have with tariffs.

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Importantly we’ve been successful at negotiating an exception for most of the US tariffs planned on baby gear which represented a substantial portion of the original $100 million annualized tariff exposure communicated with Q2 earnings. However the US government has subsequently announced its intention to increase the recently implemented 10% tariffs to 25% at the start of 2019. If those tariffs do take effect in early January our annualized tariff cost exposure would return to the original $100 million communicated in August. We have already announced pricing tied to the early January new tariff levels.

In this context and given the solid margin delivery in the third quarter we’ve left our continuing operations normalized operating margin outlook unchanged at 12% to 12.4% for the second half of 2018. We’re reaffirming our full year total operating cash flow outlook of $900 million to $1.2 billion. And we have increased our outlook for total company normalized earnings per share by ten cents to a range of $2.55 to $2.75 reflecting our third quarter performer and new tax planning benefits.

There are three growth opportunities we will continue to work on, reigniting growth in our US appliance business through stronger innovation and e-commerce penetration, broadening our distribution footprint on the US Coleman business as we come into camping and outdoor season this coming spring and driving profitable growth on Home Fragrance in Europe through more constructive merchandising programs and the deployment of WoodWick to Europe. Work is underway in all three of these opportunities and we expect to make progress over the next few quarters eat each of these areas.

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Before we close, I want to spend a moment of the impairment charge we took this quarter. As Ralph explained the majority of the charge is dictated by the third and fourth quarter pullback in the stock price. Clearly our performance on certain businesses from both legacy companies contributed as well. While the volatility in our environment over the last year has been unprecedented we acknowledged the need to change our approach to reflect the new set of circumstances through the accelerated transformation plan last in January. The ATP is a plan that maximizes value and sets the stage for the future. We’re convinced that this new path is the right one and are on our way to delivering the expected outcomes.

Our momentum is beginning to build. We see green shoots in many places and success stories are beginning to emerge. The team has shown incredible determination, perseverance and the drive for results through this period. We are all working to reignite our core performance and create value for shareholders. Again, we’re focused on five key areas: strengthening our operational performance, optimizing our cost structure, increasing the cash efficiency of the company, executing the divestitures and reallocating capital to delever and repurchase shares and rightsizing and strengthening the organization. We’re making good progress in each of these areas. Thank you for your continued interest in Newell Brands as we go through this transformation period. With that let’s take your questions. Operator, over to you.

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question please signal by pressing Star 1 on your telephone keypad now. If you are using a speakerphone please make sure your mute function is turned off to log your signal to reach our equipment. Again press Star 1 to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions. And our first question will come from Rupesh Parikh with Oppenheimer.

Rupesh Parikh: Good morning and…

Michael Polk: Hi Rupesh.

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Rupesh Parikh: …thanks for, good morning. Thanks for taking my question. So maybe to start off, so you mentioned that you expected improvement in core sales growth in Q4. Do you still expect…

Michael Polk: Yes.

Rupesh Parikh: …to be back in positive territory?

Michael Polk: We’ll see how that plays out. I think it’s possible that we end up in positive territory. It depends on the recovery in Writing and how significant that is, the movement on Baby. We should see improved performance on Appliances with the launch of the innovations that I was speaking to. It’s possible and I think that would be a great outcome if it occurred.

I think the thing we’re trying to do is to stay focused on sequential improvement and taking this one quarter at a time. There’s lots of uncertainty at the end of the quarter related to how things will unfold with respect to tariff pre-buys and that could be a variable that drives performance up or down. So this will be a month by month thing. And I think we’re certainly in a better position than we’ve been at any point in the year.

Our spending levels are up in the fourth quarter. Our innovation is stronger in the fourth quarter. The retail landscape is stabilizing with a large part of the Writing headwinds behind us and we are making progress on the share shift we intend to deliver related to TRU. So, you know, I’m more optimistic than I’ve been at any point through the year. And I think the team is doing a good job of executing and things would play out in the fourth quarter as they do.

Our primary focus is on making sure we create the most value out of the ideas we’re bring it to market and continue to make progress on the cost and cash agenda we have as a company while executed the divestiture program completely and fully reallocating capital to delivering and repurchase, so lots to do. That agenda is broad. Third quarter is a good indicator that we’re headed in the right direction. And I think the way to think about the fourth quarter is, you know, another quarter of sequential progress as we turn the page on 2018 and move into 2019.

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Rupesh Parikh: Great. And I’m going to slip in a second quick question. So with the divestitures it sounds like you guys are still comfortable in achieving the $10 billion in after tax proceeds. So just curious, you know, what’s driving that comfort level and from your I guess perspectives earlier this year are there any changes in the timeline of achieving the $10 billion target?

Michael Polk: No. Our timeline is the same and our comfort level is the same. We have a number of processes underway and they’re coming down the home stretch and there’s nothing that we can envision that will get in the way of our delivery.

Rupesh Parikh: Okay. Great. Best of luck for the balance of the year.

Michael Polk: Thank you, Rupesh.

Operator: Thank you. Our next question comes from Joe Altobello with Raymond James.

Joe Altobello: Thanks. Hey guys good morning.

Michael Polk: Hey Joe.

Steve Powers: Good morning.

Joe Altobello: I just wanted to go back to something you said Mike I think in May looking ahead to 2020 and I know a lot has changed since then, but I think you kind of laid out the big picture, you know $9-1/2 billion company on the topline and normalize operating margins of about 15%. First is that still a reasonable target given what you know today and then second if it is, maybe you can help with bridge the 10% operating margins you’re looking at for this year to get to 15% by 2020?

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I know that is stranded overhead and maybe how you get through that, but if you could sort of tell us what this company looks like in two years and sort of how you get to that margin number. Thanks.

Michael Polk: Sure. Well look I think you’re right to kind of point out the need to deliver against the cost agenda. You know we have to get the retained costs that are associated with the divestitures out of the system.

We made good progress this year, that’s a critical variable. Delivering the core growth acceleration is another critical variable. I feel good about the progress we’re making there and the work that we’ve done over the last two years on innovation is beginning to come to market as evidenced by the list of ideas and product launches that I shared with you. You know that all has to bear fruit.

Obviously the environment has changed and will continue to change and so we need to overcome those changes to include the emergence of tariffs, to include a higher inflationary rate, to include FX - I mean these are the things that with the exception perhaps of tariffs these are the things that businesses need to overcome and there will be ebbs and flows in those challenges, I’m sure over the next 18 months.

So you know we’ve got work to do as everybody does in terms of confronting the sort of the new realities of those variables, but I wouldn’t draw any conclusion about the future about 2020 at this point. We’ll work through the puts and the takes and we will continue to look at this every quarter.

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I think the margin progression in Q3 is an important indicator of our ability to make progress and make progress fast. So we’ve got to work the plan, we’ve got to deliver to offset the headwinds you know through pricing, productivity and the cost initiatives and we’ve got to be nimble and smart and adaptive to what will undoubtedly be sort of a changing landscape through you know the next 18 months or so.

But you know at this point I wouldn’t want to get into the specifics of the bridge because I think there will be a lot of moving parts, but our ambition is firm and our point of view is consistent with what we’ve expressed in the past.

Joe Altobello: Okay. That’s helpful and I totally understand. Second - the second question on Writing. It sounds like you do expect the growth you saw this quarter to continue. Is there a risk that we see another leg down in terms of inventories in the office superstore channel? I think if you look at Staples and the merger with Essendant, they’re talking about years of inventory reductions. Thanks.

Michael Polk: Yes, we’ve come through a really intense period of inventory reduction in the traditional writing channels, particularly in the distributive trade or the wholesale portion of that writing landscape. And we are building our point-of-view on growth going forward in the context of our delivering to the new inventory targets that our retail partners have established for themselves and so that work is underway and ongoing.

Don’t envision major steps down, we’ve just come through that period where we accelerated the major step down into the first half of the year, however, we will continue to have headwinds in inventory that will come out of the channel, but that’s built into our guidance and we’re being very planful about it.

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The Staples and the Essendant combination is one we will keep our eyes on, however as I said in the first half of the year and quite frankly back into 2017, inventories have come down substantially in the traditional distributor trade and I would characterize Essendant as one of those distributors.

So we’ve made a lot of progress in an 18 month window with them getting to their articulated targets and of course we will be vigilant on making sure that our sell-in and our sell-out matches through them so that we don’t have any further issues to confront in the future.

But I’m very pleased with the progress - the team’s done a good job. It was a very painful nine months to go through and while we have some more work to, the vast majority of the work is behind us.

Joe Altobello: Got it. Okay. Thank you guys.

Operator: Thank you. Our next question comes from (Andrea Teixeira) with JP Morgan.

Michael Polk: Hi (Andrea).

(Andrea Teixeira): Hi how are you? Thank you, good morning. So Mike I was hoping to -if you can comment on the pricing you were able to realize so far in the third quarter and what is included in your guidance for fourth quarter? And also I would appreciate - so I have a follow-up later, thank you.

Michael Polk: Oh okay. So on pricing we experienced positive price and when we talk about price to you we talked about net realized price which is the combination of programming which is our gross to net activities in invoice pricing. We had positive price in the quarter and we expect positive price in the fourth quarter has well.

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We’ve had inflation through the year at levels higher than we originally anticipated in resins and energy and so we’ve priced for both those on costs and for the portion of the tariffs that we’ve been unable to mitigate through the mitigation actions I described in the script.

And we priced in July for those early July tariffs which were the first round. We’ve priced again at the end of September for the second round of tariffs, that’s the 10% tariffs on what are called the 301 categories and we’ve announced pricing for the last round which is currently slated for the beginning of January on the 301 categories.

So we’ve had generally constructive conversations around these price increases. You have to live through their implementation to be able to declare whether you’ve been successful at landing those prices and you have to you know work through those moments where in the midst of that on the late September pricing and so far so good, and we’ve had not the normal levels and the appropriate conversations you would expect regarding the January next round of tariff increases.

There’s some views out there that those may not happen. We’ve assumed they will and we are planning as such. So hence we’ve announced those pricing actions, we’ve triggered the 60 to 90 day lead times that we have by contract and we expect pricing to go into effect in early January and we’ll work through the details of that customer by customer.

(Andrea Teixeira): That’s very helpful. And the other follow-up that I have is on tax. I appreciate the ((inaudible)) that’s at 30% positive effective tax rate right. So I’m trying to find the 10 cent improvement in your guidance. Is it mostly related to that - I’m trying to back out obviously a bunch of moving parts in terms of credits and deferred tax that I saw in your disclosures. Is it fair to say it’s mostly because of this discrete item and also how much would you say is your effective tax rate now for continuing operations so that we can kind of model going forward?

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Ralph Nicoletti: Yes, the tax rate in the quarter was favorable to our expectations and it’s really partly related to timing. So it is hard to predict exactly when these discrete items fall. So yes, the benefit as you point out is that we’re moving EPS up was largely related to the tax rate on the quarter. I had said that our tax rate for continuing operations for the year would be a benefit in the mid-30s and that’s a result of some of the discrete items and some tax planning initiatives that we’ve had.

Michael Polk: Yes, the only thing I would add to that is that our, you know I think it’s noteworthy our EBIT came in stronger than our expectations and obviously higher than Street estimates. So there is a blend of underlying sort of organic progression in Q3 and in tax clearly. But I think the headline we’re moving the 10 cents on tax I think is the right headline to embrace.

(Andrea Teixeira): Yes, that’s helpful. So then from a kind of like more normalized way of taxes, should we go back to that number that you initially kind of guided or because I think that obviously the goodwill impairment was not anticipated. So if we go back to that kind of normalized tax rate that should be the one that we kind of look like in the outer years I’m assuming.

Michael Polk: You’re speaking beyond this year now?

(Andrea Teixeira): Yes.

Michael Polk: Just to be clear.

(Andrea Teixeira): Yes.

Ralph Nicoletti: I think we’ve said it in the past on a continuing basis, you know our tax rate excluding discrete items and things do come up would be in the low 20% range between 20%% and 25%. That’s what we’ve said and I would continue to model you know in that way going forward.

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(Andrea Teixeira): Okay perfect. Thank you very much. I appreciate it.

Operator: Thank you our next question comes from Bonnie Herzog from Wells Fargo.

Michael Polk: Hi Bonnie.

Bonnie Herzog: Hi. Thank you good morning. Hi. So I have a question on your divestitures. Could you give a status, you know where you are at in the process of executing on the remaining divestitures and then the pace of announcements that we can expect going forward and then I would really like to hear how confident you are in your ability to hit the $10 billion target and wondering if you can’t get the price you expect for an asset sale or maybe there aren’t any buyers, at what point do you make the decision to just hold on to the asset and take it out of discontinued ops?

And then just a final one on this topic, you know would you consider selling more assets to hit your $10 billion target in case you know you fall a little short or just simply live with falling short of your goal. Thanks.

Michael Polk: Sure. Sure. So great questions. We’re well on our way to deliver the outcomes we committed to, the $10 billion of after tax proceeds. As you know we have three processes coming down the home stretch. We’ve got Jostens underway, we’ve got Pure Fishing underway, we’ve got the U.S. Playing Cards business underway and we’re just gearing up on the next round of divestitures.

I hesitate to kind of give you specific answers to the timing question. You should feel relaxed as we are that those things will play out as they are ready to play out and we’re not going to compromise value for the sake of timing. That’s said, there’s nothing in the way of having those processes that are well off - well down the curve delivering on the original timetables that we shared with you.

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So our confidence - as I said I’ve got real conviction around the $10 billion, the processes are working as we would expect, obviously there’s all kinds of moving parts that happen with every one of these negotiations as you would expect and while the way we get to the outcome may change, auction and process by process, the outcome is within our reach and we continue to be committed to delivering it.

Bonnie Herzog: So if I could just, sorry, circle back and push a little bit, if you find yourself six months from now you’re not getting the price that you think is warranted, I mean would you consider just holding onto that business? I guess I’m trying to think through worst case.

Michael Polk: So look, we’re not going to - we’ve said right up front we’re not going to - despite all the kind of commentary that’s out there in the media, we’re not going to do fire sales. So we’re committed to getting the right value for these assets. You can look at precedent deals and have a pretty good view of what multiples you ought to be able to get on these different businesses versus peer multiples.

And so far, we’ve done extremely well on those processes, as evidenced by Waddington and Rawlings. And I think you should expect some that are really strong and others that are more aligned with historical norms. And those will play out as we finish the work. But look, I’m not at all distracted by what I’m reading in the headlines. That’s not the way these processes are playing out. We’ve had a lot of competitive interest in these assets as evidenced by our progress to date, and you should expect us to continue to have that kind of success.

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Bonnie Herzog: Okay, that’s really helpful. And then if I could just ask one final question on your share repurchases. Given where your stock price is right now, just wondering maybe you guys aren’t being more aggressive with your share buybacks right now. And then how are you planning to balance the deleveraging and share repo through the end of this year and then maybe going forward? Thanks.

Michael Polk: Right. So we continue to be committed to allocate the net proceeds after tax to both delevering and repurchasing shares. Obviously, at $16, $17, $18, we’re a deep value right now. So this is a sale of a lifetime, which is exciting in some ways and in other ways not so exciting. But we have the good fortune of having a strategy that has us bringing a significant amount of proceeds in the very near term. And those proceeds are going to be put to work in the way we suggested they would be put to work.

So the good news is when we did our original work and thought about where our share price was going to be, when the proceeds became available, we weren’t ever envisioning $16 a share, or $17 a share, or $18 a share. So those proceeds have even more leverage than they previously had and we’re looking forward to applying the capital once we have the opportunity to do so.

Bonnie Herzog: All right, thank you.

Operator: Thank you. Our next question comes from Lauren Lieberman with Barclays.

Lauren Lieberman: Great, thank you. Good morning. Hey. So first thing was just when you guys talk through the impairment charge, you had mentioned the market cap of the company but also a change in cash flow projections versus where you were a year ago. So I just wanted to confirm kind of what that long-term cash flow projection is now, which also may well not have changed versus two months ago. I realize it’s an annual test but I just wanted to double check on that.

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Ralph Nicoletti: Lauren, I’d separate our impairment testing from - because my comments were really relative to the impairment test, we did a year ago. And so as we looked at the projections on the businesses, we did update those internal projections, again, versus last year, and feel, frankly, we’ve made reasonable estimates and been prudently conservative in terms of that outcome. And as both Mike and I mentioned, again, the majority of the charge is related to the current market cap of the company on it.

So it’s really a reference to what was used in the impairment test last year was how we updated the projections.

Lauren Lieberman: So no change in terms of what we all would be expecting vis-a-vis conversations we’ve had with you publicly over the last couple of months?

Ralph Nicoletti: No, I think Mike talked about just earlier the outlook of the company and how he sees it over the next couple of years.

Lauren Lieberman: Can we just talk a little bit I guess about Appliances? Wasn’t sure from the language in the release if there were incremental distribution losses or if this was just kind of a continuation of what started earlier in the year. And just talk a little bit about any visibility you have into shelf specs, from promotional space and so on. And then the online versus offline activity around the Appliance business for the fourth quarter. Thanks.

Michael Polk: I think the issue we have on appliances is similar to the issue we have on Outdoor and the reset windows from the spring. We lost distribution on a couple of product categories in Appliances, in coffee, and in what we call cooking appliances at a big mass retailer. And same thing on coolers within Outdoor.

Those losses were in the spring reset and so what we’ve been experiencing through the entire year is lapping the comparators to a period where that distribution was in place. And as we come through the fourth quarter into the first and second quarters, we fully lap on both businesses those issues.

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On Appliances, I think there’s more to sorting out those brands and our opportunities there in the U.S. than simply lapping distribution. That’s why the innovation that we’re beginning to bring to market is so important to the renovation of those brands.

And so these are excellent assets with great equities, but those equities are latent. We need to apply the brand development agenda that we applied to brands like Graco and brands like Paper Mate over the last number of years to brands like Crockpot, to brands like Mr. Coffee, to brands like Oster in the U.S. And that’s the work you’re starting to see flow into the marketplace with the innovations I spoke to. That pipeline is full and we need to continue to develop it. And we will.

The other thing that we need to do on Appliances in particular is make sure that the consumer can find the broad assortment that we will be launching on these brands in the U.S. And that’s where it becomes really important for us to leverage the digital shelf, which is way more broad than the physical shelf in brick and mortar environments. It’s important for the consumer to see the offerings we got and will bring to market on brands as we premiumize through functionality, form, and finish, these brands. And so ecommerce is an incredibly important element to the renovation of our appliance brand.

And the team is working really hard to both land our innovations in the physical environment of brick and mortar, while leveraging the E-environment and the digital shelf to profile the full assortment that we’ve got available. And I think it’s the combination of those two things on Appliances that will be critical to our success going forward. That’s why it takes a little bit more time, I believe, to get Appliances up to its full potential. But I think you should still see sequential improvement in part through the innovation we’re launching today when coupled with a more successful distribution outcome in 2019 across the business.

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Of course, we’ve got a beautiful business in Latin America that’s doing extremely well, run by a really investable team and leader. And we’ll continue to invest there. And the same in Australia and New Zealand. So we have a broader business than simply the U.S. The thing we tend to talk about is the U.S. opportunity. But that’s the story on appliances and we’re glad to be through this startup window on our brand development agenda in that business and we’re glad to start to see ideas like HeatSoft technology on Oster hand mixers, and the line of Calphalon appliances that leverage all the equities of our cookware business now come into this space. And you should expect more from us as we move forward.

Lauren Lieberman: Okay. Thank you so much.

Operator: Thank you. Our next question comes from Steve Powers with Deutsche Bank.

Steve Powers: Hi, guys. Good morning. So first, just a couple clean ups on the fourth quarter guidance and then I have a follow-up. But on the clean ups, I think the guidance implies about $700 million to $1 billion in fourth quarter operating cash flow. I’m just curious given where you stand now, is there a reason to favor the high end, the low end, or is the midpoint a good reflection of your current plan? And then also, you may have mentioned, but do you have an expectation for how much discontinued ops might contribute to fourth quarter net income?

Michael Polk: So on operating cash flow, we’ve held our guidance range of $900 million to $1.2 billion. Obviously, we had a very strong performance in the third quarter. Part of that working capital driven and some of that will kind of reverse out into the fourth quarter but we’re clear. We’re beginning to get real traction here on the working capital front. We have a lot of room to run, as you know, with working capital optimization.

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So we expect to continue to reduce inventories into the fourth quarter and the work we’re doing on complexity reduction going forward will, in 2019, enhance our ability to make further progress. As I mentioned, on payables, the procurement team is doing a nice job of both renegotiating and leveraging our scale to get buying synergies that flow through to the P&L. But as they’re doing that, they’re also re-negotiating payment terms with our sourcing partners. And particularly in Appliances, we’re getting some big wins on extended payables terms through the procurement work.

So we’re beginning to make progress. I think this is an area of focus and intense - significant opportunity and you should expect us to make more going forward. But I do think that we’ve held guidance for the full year. You’ll see some timing shifts from Q4 into Q3 but on balance, we feel good about the progress we’re making on cash flow and obviously, that’s really important to the overall capital deployment strategy that we have.

Ralph, I don’t know whether you want to handle the other?

Ralph Nicoletti: We didn’t really guide specifically on discontinued operations but it’s clearly reflected in the range that Mike alluded to.

Michael Polk: Yes, I think the thing to think through is how you - if you’re measuring progress quarter-to-quarter, I think you have to think through the timing effect of assets sold and how their income flows out of our disc ops P&L. So clearly, Waddington and Rawlings were out of the P&L for the entire third quarter but Goody was not. Goody sold later in the quarter. That will have an impact in Q4 and depending on timing on any of our other processes that might have an impact as well.

Our guidance assumes that we’re holding - that everything is held through the end of the year. If something gets done faster, there will be some impact to disc ops. But obviously, we would prefer to get the processes done and reallocate the capital given where we are.

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Steve Powers: And then you mentioned an anticipated step up in A&P in the fourth quarter and I guess the question is was that always planned or are you spending back some of the up side you might be getting from Writing improving a bit faster than expected, just to put yourself in a better position entering 2019? And I ask that question just because, stepping back, I think from the outside there’s a perception that just about everything Newell has been doing the last 12 months has been focusing on the here and now, fighting fires, trying to get back to a state of relative normalcy.

Michael Polk: Sure.

Steve Powers: And maybe there’s some truth in that but I was hoping you could just also talk about how much time the organization may have had to devote to longer-term planning, setting out for future growth because clearly it’s important to return to that stability but then once we’re there I guess what I’m trying to get at is, (how in) position you think are to resume growth and can that pivot happen in 2019 or is it going to take more time?

Michael Polk: Yes, we’ve said, and I’ve communicated this on multiple occasions, that we think this business requires A&P spending between 4% and 5% of revenue and in the third quarter we spent in that range. So the third quarter wasn’t unusual relative to our normal range of spending although it was down versus prior year because if you recall prior year we got hung out without delivering the revenue but you commit your spending well in advance and so that was a dynamic that was unique to Q3 but we’re not changing the way we think about brands and spending on the business. The marketers are focused on building their businesses and their brands over time. We’re spending more in Q4 because money flows to ideas and we’ve got a number of really interesting innovations that are unique and will benefit from us building awareness and driving trial on them and we’ll get the annuity of future purchases, repeat purchases or gifting purchases going forward based on word of mouth and the experience that consumers have with the ideas

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we’re bringing to market. So, our logic around the fourth quarter really isn’t - it’s not about trying to spend to develop the category for the next quarter, it’s actually tied to the marketing programs we’ve got on these new product launches. And the seasonal spend associated with things like Yankee Candle and the appliance businesses in the gifting season.

So we’ve got a lot of good ideas that are flowing in the market. We’ve backed them up with money which you should expect us to continue to do going forward. Q2, Q3, Q4 tend to be our higher spending quarters because that’s when the consumer is looking for our categories and Q1 tends to be the lower spending quarter and that’s the way you should expect our A&P to flow over time. You should also expect us to spend between 4% and 5% and depending on how much progress we make on cost and margin, we will have flexibility to spend more towards the high end of that range in any given quarter or if we’ve got ideas coming we’ll spend to the high end of that range. And when we - and so there’s incentive on the part of the marketing organizations, the divisions, to find the room in their P&L to invest.

You know, clearly our focus has been across those five priorities that I described to you and one of them is cost and one of them is cash. One of them is profitable growth and so those three agendas all intersect to create the brand building work that we do.

Steve Powers: Okay, thank you so much.

Michael Polk: Yes.

Operator: Thank you. Our next question comes from Olivia Tong with Bank of America Merrill Lynch.

Michael Polk: Hi Olivia.

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Olivia Tong: Hi Mike. I want to get back to core sales because you do seem more optimistic than you were last quarter given quite a few initiatives and the pricing. And we’re also one quarter further removed from the Writing reset and the Toys“R”Us liquidation but you aren’t committing to the growth that you felt comfortable with three months ago. So just trying to understand what’s changed over the course of the last three months that makes you less comfortable with committing to that low single digit growth target that you voiced last quarter?

Michael Polk: Yes. I think that’s a fair question. I just want to make sure that we give ourselves the room to succeed and over promising and debating tenths of basis points of core sales growth when every tenth represents about $9 million of revenue which is about four hours of daily sales is not a situation that I want to find ourselves in going forward. That said, I think it’s going to take a little bit longer on Appliances and on Coleman to kind of deal with some of the challenges that we have in those businesses. I don’t want to rush the work in Europe on Home Fragrance Europe where we’re trying to unwind a set of tactics that I don’t think are sustainable. So if I put pressure into that system for them to solve that problem quickly, we end up actually not getting the margin benefit we hoped to get and I think we’ve got to see those things all the way through before leaning our shoulder into getting the growth.

And so there are things like that that cause me to be a little bit more cautious but they’re on the edges and we’re taking a lot of price connected to tariffs. And look, you can’t fully account for the volume sensitivities and elasticity’s associated with those pricing actions. So giving ourselves a little more breathing room for the price volume mix to kind of play out in the marketplace given the sequential pricing we’ve taken I think is a prudent thing to do.

Olivia Tong: That’s helpful. Thank you Mike. And then if I could just switch over to a quick housekeeping on gross margin. Can you guys break down the drivers between pricing, productivity, FX, etc., just so that we can better understand the path going forward?

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Michael Polk: Yes, I think the biggest contributors in the quarter, underlying contributors, were pricing and programming and productivity. Gross productivity and the flow-through of productivity, gross margin, is accelerating; particularly what we call VAVE which is the work we do on packaging cost, the work we do on our product design costs; those should continue to get traction and accelerate through the fourth quarter into next year.

Procurement is another source of savings to gross margin and it’s obviously been a big contributor over the last number of years to our synergy delivery. Procurement will continue to play a role, as I was mentioning, on those sourcing contracts. They’re offset by higher inflation in resin and in energy although it’s intriguing to see what’s happened the last couple of days on energy prices. We’ll see how that plays through to the market and clearly tariffs which has been sort of this dynamic situation.

So you know, we were pleased with the outcome on gross margin in Q3. Part of that was driven by the recovery in Writing and the over-delivery in Writing. But some of that Writing mix benefit was offset by Home Fragrance not delivering its numbers and so it’s sort of washed out. But going forward I think mix has the potential to play a role in a way it hasn’t up until now as Writing gets into a more consistent rhythm of growth and we lap some of the Home Fragrance headwinds related to getting into a more virtuous rhythm of growing in Europe that is more profitable.

And so we’ll see how that plays out but those are really the moving parts within gross margin that we have to keep a close eye on and we’ll manage very actively.

Olivia Tong: Got it, thank you.

Operator: Thank you. We have time for one more question. Our final question comes from Nik Modi with RBC Capital.

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Nik Modi: Hi, thanks good morning.

Michael Polk: Hi.

Nik Modi: Hey Mike, how are you? Just a - I was hoping you could just give some context on the CFO search? I know we’re getting to the end of the year here so just wanted to see if we could get an update on that? And if I could just squeeze another one in on your Writing business in Latin America and maybe you can provide some context on how that’s doing at the moment. Thanks.

Michael Polk: Yes, sure. So our Writing business - I’ll start with the second part of the question and close with the first Nik, if you don’t mind. The Writing business in Latin America has not had a good year in 2018 in part because there was a dynamic that was happening out of Latin America that was creating pricing problems in North America in the ecommerce market places and so we pulled back hard on the throttle this year in Latin America to eliminate and dry up the three key sales that were finding their way into the U.S. and certain issues for our (1P) sales on ecomm marketplaces whether they were Retail.com or Amazon. And so our logic for this was we want to get the ASP’s, the average shelf prices up, so that our strategic partners can achieve their margin expectations and therefore allocate our gross to net programming to programming as opposed to inside margin. That’s a lot of detail and I’m sorry for that but Latin America Writing had a down year as we cleaned up a whole bunch of noise that was hurting our ability to drive profitable sales through our ecomm marketplaces in the U.S.

That work is largely behind us so the good news is we come out of the third quarter and can start to more profitably grow and we have to maintain the disciplines in Latin America to avoid the diversion issues that created problems for us in North America. So, on Writing LATAM, that’s the commentary we’d provide and I think we’re going to find ourselves in a better place going forward.

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On the CFO search, we’re well on our way. We’ve had good engagement with a number of candidates both internal and external. The board is engaged in the process and we’re coming down the homestretch.

Nik Modi: Thanks so much.

Operator: Thank you. Ladies and gentlemen, this concludes our question and answer session. I will now turn the call back to Mr. Polk for closing remarks.

Michael Polk: Well, what I would like to say actually, since I don’t see any names in the queue, is I would like to say something to our people which is thank you. The kind of determination, perseverance and drive for results that you’ve demonstrated through an incredibly difficult chapter in our history has been remarkable to be part of with you and I can’t tell you how much of an asset that is to our company going forward and I’m looking forward to putting another quarter of progress on the board in the fourth quarter and then turning the page to 2019 and getting back into a more normal rhythm of performance that we’ve all become accustomed to in our recent history.

So, thank you for that and thank you for all of our investors that have been patient with us through this period of time.

Operator: Ladies and gentlemen, a replay of today’s call will be available later today on our Web site at NewellBrands.com. This concludes our conference this morning. You may now disconnect.

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